Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 13, 2025 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of WNS (Holdings) Limited on Form 10K for the year ended March 31, 2025.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of WNS (Holdings) Limited on Form S-8 (File No. 333-136168, File No. 333-157356, File No. 333-176849, File No. 333-191416, File No. 333-214042, File No. 333-228070 and File No. 333-249577).

/s/ GRANT THORNTON BHARAT LLP

Gurugram, India
May 13, 2025